Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Six Months Ended June 30, 2020

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, August 3, 2020 – Bogota Financial Corp. (the “Company”) (NASDAQ: BSBK), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended June 30, 2020 of $1.4 million, compared to net income of $608,000 for the comparable prior year period. The Company reported net income for the six months ended June 30, 2020 of $65,000 compared to a net income of $970,000 for the comparable prior year period. The Company contributed cash and stock with a value of $2.9 million ($2.1 million after-tax) to the Bogota Charitable Foundation during the six months ended June 30, 2020. Without this contribution, net income would have been $2.0 million.

On January 15, 2020, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million. The Company also issued 263,150 shares of common stock and $250,000 in cash to Bogota Savings Bank Charitable Foundation, Inc., and issued 7,236,640 shares of common stock to Bogota Financial, MHC, and its New Jersey-chartered mutual holding company. Shares of the Company’s common stock began trading on January 16, 2020 on the Nasdaq Capital Market under the trading symbol “BSBK.”

Other Financial Highlights:

•

Total assets decreased $27.9 million, or 3.6%, to $738.7 million from $766.6 million at December 31, 2019. Unfilled subscriptions of $41.5 million from the stock offering were returned following the completion of the stock offering. Excluding these funds as of December 31, 2019, total assets increased by 1.8% during the six months ended June 30, 2020.

•	Net loans increased $50.5 million, or 9.4%, to $587.7 million from $537.2 million at December 31, 2019.

•	Total deposits were $492.4 million, decreasing $5.3 million, or 1.1%, during the six months ended June 30, 2020.

•

Return on average assets was 0.04% for the six-month period ended June 30, 2020 compared to 0.59% for the corresponding period of 2019. Without the charitable foundation contribution, the return on average assets would have been 1.12% for the six-month period ended June 30, 2020.

•

Return on average equity was 0.22% for the six-month period ended June 30, 2020 compared to 5.35% for the same period of 2019. Without the charitable foundation contribution, the return on average equity would have been 6.12% for the six-month period ended June 30, 2020.

As a qualified Small Business Administration lender, we were automatically authorized to originate loans under the Paycheck Protection Program (“PPP”). As of June 30, 2020, we have received and processed 113 PPP applications totaling approximately $10.5 million.

COVID

We are also providing assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to modify their loans. Through June 30, 2020, the Company granted $68.0 million of loan modifications which represented 12.0% of the total loan portfolio allowing customers who were affected by the COVID-19 pandemic to defer principal and/or interest payments. These short-term loan modifications will be treated in accordance with Section 4013 of the CARES Act and will not be treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears at December 31, 2019. Furthermore, these loans will continue to accrue interest and will not be tested for impairment during the short-term modification period. Details with respect to actual loan modification are as follows:

Type of Loan	Number of Loans	Balance as of June 30, 2020	Percent of Total Loans as of June 30, 2020
One- to four-family residential real estate	143	$42,619,955	7.3%
Commercial real estate	14	19,561,427	3.3%
Multi-family real estate	10	5,293,122	0.9%
Commercial and industrial	2	496,036	0.1%
Consumer	—	—	—
Other	—	—	—

Total	169	$67,970,540	11.6%

Joseph Coccaro, President and Chief Executive Officer, said, “During the first quarter we successfully converted the Bank to a two-tier mutual holding company structure. We are pleased with our continued strategy to expand our loan portfolio and the positive overall impacts of doing so on assets and income. We continue our efforts to expand our market presence, improve and expand our technology platform and offerings and manage our interest rate risk. We have been pleased with our excellent loan quality, and low loan delinquencies during the first six months of 2020.”

Mr. Coccaro continued, “The COVID-19 pandemic has created turmoil around the globe. Virtually all businesses have been impacted by the mandated business closures and restrictions. Thankfully banking is an essential business and we are working very hard helping our customers with emergency funding, loan deferrals and assistance with the PPP. I am hopeful that through the funding of the PPP, most businesses will rebound and there will be a recovery. The economic impact of the COVID-19 pandemic on the Company’s operations was not material during the first six months ended June 30, 2020. However, there could be a more significant impact on the Company’s financial results going forward due to increases in loan delinquencies, problem assets or foreclosures, a decline in collateral value or an increase in allowance for loan losses. I am optimistic community banking will continue to prosper by supporting individuals and small business looking for a community bank.”

Income Statement Analysis

Compared to the second quarter of 2019, net interest income increased $504,000, or 18.1%, to $3.3 million for the three months ended June 30, 2020. During the same period, our net interest margin increased from 1.75% to 1.88%, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 9.8% to 122.67%. For the six months ended June 30, 2020, net interest income increased $773,000, or 13.8%, to $6.4 million. Overall, there was a 9 basis point increase in net interest margin to 1.85%, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 9.5% to 121.9%. The increase in net interest margin during the three and six months ended June 30, 2020 was mostly due to the higher ratio of average interest-earning assets to average interest-bearing liabilities.

We recorded a provision for loan losses of $225,000 and $250,000 for the three and six month periods ended June 30, 2020, respectively, compared to no provision for loans losses for the same periods last year. Higher commercial real estate loan balances and increased risks factors associated with COVID 19 were the reasons for the provision.

Non-interest income was $768,000 for the three months ended June 30, 2020, an increase of $628,000, or 451.1%, compared to $139,000 in the prior year period. For the six months ended June 30, 2020, non-interest income totaled $889,000, an increase of $609,000, or 217.9%, from the prior year period. Death benefit proceeds received on our investment in Bank Owned Life Insurance was the primary reason for the increase during both periods.

For the three months ended June 30, 2020, non-interest expenses increased $45,000 to $2.2 million, over the comparable 2019 period. Professional fees increased $130,000, or 208.1%, due to additional expense associated with becoming a public company.

Salaries and employee benefits decreased $18,000, or 1.5%, attributable to deferred salary expense for increased loan volume. The reduction of other general operating expenses was mainly due to decreases in data processing costs, FDIC insurance assessment and occupancy expense.

For the six months ended June 30, 2020, non-interest expenses increased $2.6 million to $7.2 million, over the comparable 2019 period. Data processing costs decreased $426,000, or 57.8%, due to $360,000 in de-conversion expenses in 2019 in connection with the Bank’s data processing conversion. Expenses for the six months ended June 30, 2020 included a $2.9 million contribution to the Bogota Charitable Foundation that was formed during the reorganization of the Bank into a two-tier mutual holding company form of organization. The increase of other general operating expenses was mainly due to increases in professional fees associated with the expense of becoming a public company. Without the contribution to the charitable foundation in 2020 and the de-conversion expense in 2019, non-interest expenses increased $89,000 to $4.4 million compared to the same period last year.

Balance Sheet Analysis

Total assets were $738.7 million at June 30, 2020, representing a decrease of $27.9 million, or 3.6%, from December 31, 2019. Net loans increased $50.5 million or 9.4%, due to new production of $121.4 million, consisting of a relatively equal mix of real estate loans and commercial loans, which was partially offset by $70.9 million in repayments. Securities held to maturity decreased $1.5 million mostly due to maturities in municipal bonds and government agency bonds which were not replaced. Cash and due from banks decreased $76.1 million during the period primarily because of $41.5 million in offering subscriptions that were refunded due to the oversubscription of the stock offering.

Delinquent loans decreased $232,000, or 40.8%, during the six-month period ended June 30, 2020, finishing at 0.1% of total loans, or $337,000. During the same timeframe, non-performing assets increased $85,000, or 14.4%, to $675,000 and were 0.09% of total assets at June 30, 2020. Our allowance for loan losses was 0.38% of total loans and 335.87% of non-performing loans at June 30, 2020.

Total liabilities decreased $79.3 million, or 11.5%, to $612.3 million mainly due to $90.4 million in gross subscriptions that was either converted to common stock or due to the oversubscription of the stock offering. Deposits decreased $5.3 million, or 1.1%, mostly due to a decrease in certificate of deposits as the Bank had a high volume of maturities not all of which were renewed. Federal Home Loan Bank advances increased $16.0 million, or 16.5%, as borrowings were available at lower rates than deposits.

Stockholders’ equity increased $51.4 million to $126.3 million, primarily due $54.6 million of net proceeds raised in the stock offering. At June 30, 2020, the Company’s ratio of average stockholders’ equity-to-total assets was 17.25%, compared to 10.96% at December 31, 2019.

EXPLANATORY NOTE

The Company was formed to serve as the mid-tier stock holding company for the Bank in connection with the reorganization of the Bank and its mutual holding company, Bogota Financial, MHC, into the two-tier mutual holding company structure. As of December 31, 2019 and for the three and six months ended June 30, 2019, the reorganization had not been completed and the Company had no assets or liabilities and had not conducted any business activities other than organizational activities. Accordingly, the unaudited financial statements and other financial information at and for the 2019 periods contained relate solely to the consolidated financial results of the Bank.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from two offices located in Bogota and Teaneck, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened or remain open. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen or remain open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us. As the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income. Our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2020	December 31, 2019
	unaudited	audited
Assets
Cash and due from banks	$5,655,248	$5,176,241
Interest-bearing deposits in other banks	46,154,222	122,686,318

Cash and cash equivalents	51,809,470	127,862,559
Securities available for sale	12,563,822	13,748,561
Securities held to maturity (fair value of $56,100,917 and $56,582,299, respectively)	54,611,029	56,093,317
Loans, net of allowance of $2,266,174 and $2,016,174, respectively	587,680,746	537,157,217
Premises and equipment, net	4,102,503	4,196,753
Federal Home Loan Bank (FHLB) stock	6,324,100	5,672,700
Accrued interest receivable	2,671,225	2,021,360
Bank owned life insurance	16,736,735	17,409,745
Other assets	2,173,950	2,450,042

Total Assets	$738,673,580	$766,612,254

Liabilities and Equity
Liabilities
Non-interest bearing	$25,528,305	$16,122,231
Interest bearing	466,886,915	481,627,221

Total Deposits	492,415,220	497,749,452
FHLB advances	113,105,606	97,092,484
Advance payments by borrowers for taxes and insurance	2,692,262	3,191,706
Subscription offering proceeds	—	90,349,840
Other liabilities	4,128,541	3,250,925

Total liabilities	612,341,629	691,634,407

Commitments and Contingencies-see note 6
Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at June 30, 2020	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,157,525 issued and outstanding at June 30, 2020	131,575	—
Additional Paid-In capital	57,022,232	—
Retained earnings	75,357,002	75,291,512
Unearned ESOP shares (503,465 shares)	(5,879,446)	—
Accumulated other comprehensive loss	(299,412)	(313,665)

Total stockholders’ equity	126,331,951	74,977,847

Total liabilities and stockholders’ equity	$738,673,580	$766,612,254

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(unaudited)
Interest income
Loans	$5,245,931	$5,067,063	$10,343,182	$10,010,861
Securities
Taxable	405,146	464,481	836,199	941,701
Tax-exempt	13,220	25,722	24,881	65,950
Other interest-earning assets	151,913	215,427	529,276	444,794

Total interest income	5,816,210	5,772,693	11,733,538	11,463,306

Interest expense
Deposits	2,041,512	2,513,871	4,357,833	4,947,865
FHLB advances	488,854	477,160	1,005,926	918,739

Total interest expense	2,530,366	2,991,031	5,363,759	5,866,604

Net interest income	3,285,844	2,781,662	6,369,779	5,596,702
Provision for loan losses	225,000	—	250,000	—

Net interest income after provision for loan losses	3,060,844	2,781,662	6,119,779	5,596,702

Non-interest income
Fees and service charges	12,327	31,957	32,045	60,440
Bank owned life insurance	749,091	102,164	848,802	202,261
Other	6,228	5,181	8,182	16,976

Total non-interest income	767,646	139,302	889,029	279,677

Non-interest expense
Salaries and employee benefits	1,202,387	1,220,789	2,459,986	2,474,620
Occupancy and equipment	159,376	175,208	328,916	350,572
FDIC insurance assessment	26,000	44,369	71,000	89,456
Data processing	165,211	172,940	311,237	737,043
Advertising	42,180	60,000	101,814	120,000
Director fees	178,894	168,380	365,176	337,945
Professional fees	192,572	62,500	324,906	122,500
Contribution to Charitable Foundation	—	—	2,881,500	—
Other	193,070	210,807	387,771	388,994

Total non-interest expense	2,159,690	2,114,993	7,232,306	4,621,130

Income (loss) before income taxes (benefit)	1,668,800	805,971	(223,498)	1,255,249
Income tax expense (benefit)	265,727	197,700	(288,988)	285,160

Net income	$1,403,073	$608,271	$65,490	$970,089

Earnings per Share	$0.11	—	$0.01	—
Weighted average shares outstanding	12,650,748	—	11,675,010	—

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2020	2019	2020	2019
Performance Ratios (1):
Return on average assets (2)	0.77%	0.09%	0.04%	0.29%
Return on average equity (3)	4.46%	0.83%	0.22%	2.66%
Interest rate spread (4)	1.55%	1.52%	1.50%	1.54%
Net interest margin (5)	1.88%	1.75%	1.85%	1.76%
Efficiency ratio (6)	53.28%	72.41%	99.64%	78.64%
Average interest-earning assets to average interest-bearing liabilities	122.67%	111.74%	121.99%	111.43%
Net loans to deposits	119.35%	106.73%	119.35%	106.73%
Equity to assets (7)	17.25%	11.38%	17.25%	11.38%
Capital Ratios:
Tier 1 capital (to adjusted total assets)			26.73%	11.14%
Tier 1 capital (to risk-weighted assets)			26.28%	17.50%
Total capital (to risk-weighted assets)			26.26%	17.98%
Common equity Tier 1 capital (to risk-weighted assets)			17.59%	17.50%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.38%	0.37%
Allowance for loan losses as a percent of non-performing loans			335.87%	372.64%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.11%	0.10%
Non-performing assets as a percent of total assets			0.09%	0.08%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2020 and 2019.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.

Contacts

Joseph Coccaro – President & CEO

201-862-0660 ext. 1110